INHERITED IRA/ROTH IRA ENDORSEMENT
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This  Endorsement  forms a part  of the  Contract,  which  is  attached,  and is effective as of the Issue Date of the Contract.

The following provisions apply to a Contract which is issued by the Company on a qualified basis under Internal Revenue Code Section 408(b) or Section 408A. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

  CONTRACT  OWNER,
  ANNUITANT,  ASSIGNMENT,
  NON-FORFEITABILITY,
  EXCLUSIVE BENEFIT
  PROVISIONS
               1. This Contract Owner is the Annuitant. There shall be no Joint Owner. The Contract Owner was previously a named beneficiary of one of the following types of qualified retirement plans.

                    (a)  a Traditional IRA Plan;
                    (b)  a SEP-IRA Plan;
                    (c)  a Simple IRA Plan; or
                    (d)  a Roth IRA Plan.

                    In the event Internal Revenue Service Regulations are interpreted to allow the beneficiary of other types of qualified retirement plans to be rolled into an Inherited IRA, these qualified retirement plan assets will also be permitted. The qualified retirement plan assets that are being used to fund this Contract were previously owned by an individual or were held for the benefit of an individual who is now deceased.

                    The purpose of this Contract is to provide the Contract Owner with certain rights under the Internal Revenue Code that the Contract Owner obtained as a beneficiary of one of the above qualified retirement plans.

               2.   This Contract is not transferrable.

               3. This Contract and the benefits under it cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Contract.

               4. The Contract Owner's entire interest in this Contract is non-forfeitable.

               5.   This Contract is  established  for the exclusive  benefit of
                    the    Contract    Owner    and   the    Contract    Owner's
                    Beneficiary(ies).


  PURCHASE PAYMENTS
               6. The initial Purchase Payment(s) are due on the Issue Date of the Contract. The initial Purchase Payments do not have to be received by the Company at the same time. However, all Purchase Payments must be direct transfers of your interest as a beneficiary from another IRA or qualified retirement plan, where the deceased owner is the same under each such plan, and as allowed by Internal Revenue Service Regulations.

  DISTRIBUTION REQUIREMENTS
               7. The Contract Owner is required to meet the required minimum distribution requirements as described in Section 1.408-8 or
                    Section   1.408A-6   of   the   Internal   Revenue   Service
                    Regulations.


S40713                                1                                 R-2/2005
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  PROCEEDS PAYABLE ON DEATH

               8. Upon the death of the Contract Owner, the Beneficiary(ies) will be entitled to continue receipt of the Adjusted Contract Value based on the minimum distribution option selected by the Contract Owner under either Section 1.408-8 or Section 1.408A-6 of the Internal Revenue Service Regulations. This Adjusted Contract Value will be determined as of the end of the Valuation Period during which the Company receives due proof of the Contract Owner's death and the Beneficiary's(ies') election of one of the minimum distribution options described in this paragraph. In addition, the Beneficiary(ies) will be entitled to take a lump sum payment of the Adjusted Contract Value determined as stated above. The Beneficiary(ies) will not have any other Death Benefit options under the Contract.


In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.

         ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

          /s/ Wayne A. Robinson           /s/ Douglas P. Reynolds
          Wayne A. Robinson                Douglas P. Reynolds
           Secretary                           President

S40713                                2                                 R-2/2005